Exhibit 10.98

FIFTH AMENDMENT TO
GAS SALES AGREEMENT

This Fifth Amendment to Gas Sales Agreement (“Amendment”) is executed as of June 30, 2003, by Tipperary Oil & Gas (Australia) Pty Ltd (ACN 077 536 871) of GPO Box 1100, Brisbane, Queensland, Australia 4001 (“Seller”), and QUEENSLAND FERTILISER ASSETS LIMITED (ACN 011 062 294) of 76 Arthur Street, Roma, Queensland, Australia (“Buyer”).

WITNESSETH:

A. The Seller and Buyer have previously delivered Gas Sales Agreement dated September 28, 2001, as amended by Amendment to Gas Sales Agreement dated as of May 30, 2002, Second Amendment to Gas Sale Agreement dated as of September 1, 2002, Third Amendment to Gas Sale Agreement dated as of January 1, 2003 and Fourth Amendment to Gas Sale Agreement dated as of March 31, 2003 (collectively, the “Original Agreement”) governing the sale and supply of Gas to Buyer subject to the terms and conditions set forth therein including, without limitation, the Seller and the Buyer obtaining necessary financing commitments, under terms reasonably acceptable to each of them, by June 30, 2003 for (a) Buyer to construct and commission the Plant and the Pipeline between June 30, 2003 and the Commencement Date and (b) Seller to drill and complete the number of wells, and install laterals and compressors, as Seller reasonably deems necessary between June 30, 2003 and the Commencement Date to deliver the ACQ to the Delivery Point and meet Pipeline Pressure requirements; and

B. The Seller and Buyer have agreed, subject to the terms and conditions set forth below, to amend the Original Agreement to (1) extend the date for Seller and Buyer to obtain their respective financing commitments to December 31, 2003 and (2) otherwise modify the Original Agreement as set forth herein.

NOW, THEREFORE, for a sufficient consideration received by each, the Seller and Buyer agree to amend the Original Agreement as follows.

1.              Definitions. The definition of Commencement Date in the Original Agreement is hereby amended and replaced in its entirety as set forth below.

“Commencement Date” means the later of:

(a)          1 June 2006; or

(b)         the date after 1 June 2006 on which the Buyer takes the first delivery of Gas from the Seller under this Agreement pursuant to the notice given under Clause 2.4;

provided that, if Buyer has not previously taken the first delivery of Gas from the Seller under Subparagraph (b) above, the Commencement Date shall be deemed to occur on 1 November 2006.”

2.              Sale and Purchase. Section 2.1, the preamble of Section 2.2 and Section 2.4 of the Original Agreement, each stating conditions precedent to Seller’s and Buyer’s obligations under the Original Agreement, are hereby amended and replaced in their entirety as set forth below.

“2.1 The obligations of the Parties under the Agreement, other than their obligations under Clauses 17, 20 and 24, are subject to and do not become binding unless:

(a)          Buyer: (i) establishes and maintains its creditworthiness to the reasonable satisfaction of the Seller, and (ii) the Buyer has in place the necessary financing commitments, under terms reasonably acceptable to Buyer and Seller, that will foreseeably allow Buyer to construct and commission the Plant and the Pipeline between December 31, 2003 and the Commencement Date. If these conditions precedent are not satisfied by December 31, 2003, then this Agreement will terminate (except for Clauses 17, 20 and 24 and the enforcement of any right or claim which arises thereunder), unless the Seller agrees in writing to extend the time required to meet these conditions.

(b)         Seller has in place the necessary financing commitments, under terms reasonably acceptable to Buyer and Seller, that will foreseeably allow Seller to drill and complete the number of wells, to install laterals and compressors, as Seller reasonably deems necessary between December 31, 2003 and the Commencement Date to deliver the ACQ to the Delivery Point and meet Pipeline Pressure requirements. If these conditions precedent are not satisfied by December 31, 2003, then this Agreement will terminate (except for Clauses 17, 20 and 24 and the enforcement of any right of claim which arises thereunder), unless Buyer agrees in writing to extend the time required to meet this condition.”

“2.2 In addition to the conditions in Clause 2.1, Buyer shall begin actual construction of the Plant by June 1, 2004, and diligently prosecute actual construction of the Plant and the Pipeline thereafter in an orderly and prudent manner through and until the Commencement Date.”

“2.4 The Buyer must deliver written notice to the Seller not less that forty-five (45) Business Days’ before the Day on which the Buyer intends to

2

take the first delivery of Gas from the Seller under this Agreement; provided that Seller shall have no obligation to supply Gas to Buyer before 1 March 2006.”

3.              Authority, Effect and Governing Law. Section 20.1 (a), containing a representation and warranty regarding Seller’s and Buyer’s corporate proceedings with respect to the Original Agreement, is hereby amended and replaced in its entirety as set forth below.

“20.1 Each Party represents and warrants to the other Party now and at all times during the Term:

(a) It is a company duly incorporated under the laws of Queensland and has the power and authority to enter into this Agreement and will have undertaken and complied with the necessary corporate proceedings to ensure this Agreement is enforceable and binding on it or before December 31, 2003 (unless otherwise terminated on or before that date);”

4. Annexure 1. Annexure 1 attached to the Original Agreement, containing the Gas Price formula, is hereby deleted in its entirety and replaced by Annexure 1 attached to this Amendment.

5. Capitalized Terms. All capitalized terms shall have the meaning assigned to them in the Original Agreement, except as added, amended or otherwise restated herein or unless the context clearly requires otherwise. In addition: references in the Original Agreement to the “Agreement,” “hereof”, “herein” and words of similar import shall be deemed to be references to the Original Agreement as amended hereby.

6. Representations. The Seller and Buyer respectively represent and warrant that all of the representations and warranties contained in the Original Agreement (and any certificates and documents executed pursuant thereto or contemplated thereby) are true and correct in all material respects on and as of the effective date of this Amendment.

7. Conflicts and Continuation. In the event that this Amendment conflicts or is inconsistent with the Original Agreement, this Amendment shall control. Except as specifically amended herein, all of the terms and conditions of the Original Agreement (and any certificates and documents executed pursuant thereto or contemplated thereby) shall remain in full force and effect in accordance with their respective terms.

8. Severability. In the event any one or more provisions contained in the Original Agreement or this Amendment should be held to be invalid, illegal or unenforceable in any respect, the validity, enforceability and legality of the remaining provisions contained herein and therein shall not be affected in any

3

way or impaired thereby and shall be enforceable in accordance with their respective terms.

9. Acknowledgment. The Seller and Buyer respectively ratify and confirm that the Original Agreement (and any certificates and documents executed pursuant thereto or contemplated thereby) remain in full force and effect in accordance with their respective terms, except as amended hereby. The representatives of the Seller and Buyer executing this Amendment each represent and warrant to the others that they are duly appointed agents or officers of the party to the Original Agreement as designated in the signature lines below, they have full power and authority to execute and deliver this Amendment on behalf of the party to the Original Agreement as designated below, they have obtained all corporate or other authorizations as may be applicable to each of them.

EXECUTED as an agreement.

THE, COMMON SEAL of TIPPERARY OIL & GAS (Australia))
Pty LTD (ACN 077 536 871 was duly affixed to this document in	)
accordance with its articles of association in the presence of:	)

/s/ Richard A. Barber		/s/ David L. Bradshaw
Signature of Secretary		Signature of Director

Richard A. Barber		David L. Bradshaw
Name of Secretary – please print		Name of Director – please print

THE COMMON SEAL OF QUEENSLAND	)
FERTILIZER ASSETS LIMITED (ACN 011 062 294))
was duly affixed to this document in accordance	)
with its Articles of Association in the presence of:	)

/s/ H. J. K. Howes		/s/ John F. Babbitt
Signature of Secretary		Signature of Director

H. J. K. Howes		John F. Babbitt
Name of Secretary – please print		Name of Director – please print

4

ANNEXURE 1

GAS PRICE FORMULA

1.               The Gas Price at the Delivery Point for the first two Contract Years will be [***] per Gigajoule. Starting with the third Contract Year (but not later than 1 January 2008), the floor price of Gas delivered to the Delivery Point will be [***] per Gigajoule, as adjusted herein (“Floor Price”). The Gas Price is as follows after the first two Contract Years:

(a)          If the average fob price for urea produced and shipped from the Plant in any calendar quarter starting with the third Contract Year (but not later than 1 January 2008) and any subsequent calendar quarter thereafter throughout the Term is less than A$220 per metric ton, the Gas Price is equal to the Floor Price, as adjusted;

(b)         If the average fob price for urea produced and shipped from the Plant in any calendar quarter starting with the third Contract Year (but not later than 1 January 2008) and any subsequent calendar quarter thereafter throughout the Term is more than A$220 per metric ton, the Gas Price shall be as follows, if and only if, it results in a price higher than Floor Price, as adjusted:

Gas Price = [***] {1 + 0.75 (fob urea price - 220)/220} A$/GJ

(c)          Buyer agrees to permit Seller to audit Buyer’s records as may be reasonable or necessary to validate the average fob price for urea produced and shipped from the Plant each calendar quarter;

(d)         In addition to adjustments to the Gas Price set forth in Subclauses 1 (a) and (b) above, the initial Floor Price of [***] will be increased each Contract Year starting with the third Contract Year (but not later than 1 January 2008) by either a factor of 2%; or 70% of the CPI; whichever is lower, compounded each year beginning at 28 September 2003 throughout the Term of the Contract;

(e)          The Parties agree that if the average market price of coalbed methane in the Bowen Surat Basin area of Queensland during the fifteenth Contract Year, of the Agreement has escalated to a level in excess of $A 0.50 per Gigajoule above of the adjusted Floor Price in effect at the end of the fifteenth Contract Year under Subclauses 1 (a) and (b), the Floor Price shall increase by one-half of such excess. If the Parties cannot agree to the average coalbed methane market price pursuant to Clause 3 below, they shall agree to appoint an independent arbitrator who shall make such determination. Furthermore, the Parties agree that beginning with the first day of the sixteenth Contract Year of the Agreement, the 75% participation factor in urea pricing per Subclause 1 (b) above, will become 50%; and

(f)            For purposes of this Annexure 1, Subclauses 1 (a), (b) and (d), it is agreed that the price for urea and the Gas Price are exclusive of Goods and Services Tax (GST).

*** Text has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested under 17 C.F.R. section 240.24b-2.

2.               For purposes of calculating any adjustments and averages in respect the fob price of urea, it is agreed that:

(a)          calendar quarters shall begin on January, April, July and October of each Contract Year;

(b)         Buyer shall provide Seller its calculation (and supporting materials reasonably acceptable to Seller) for the average fob price for urea within ten (10) Days after the end of each calendar quarter;

(c)          Seller shall utilize Buyer’s calculation of the average fob price for the preceding calendar quarter to calculate (i) the final Gas Price in effect during the preceding calendar quarter (and any resulting increases to the amounts specified in the invoices for each Month during the preceding calendar quarter and (ii) the estimated Gas Price in effect for each Month during the then current calendar quarter (which Seller shall utilize for purposes of preparing invoices for Delivered Gas during the then current calendar quarter, subject to adjustment at the end of that calendar quarter in a like manner following the Buyer’s calculation of the average fob price of urea for that calendar quarter), and

(d)         Seller will include charges resulting from an increase or credits resulting from a decrease in the final Gas Price for the preceding calendar quarter in (i) the invoice for the first Month of the then current calendar quarter or, (ii) the first invoice as maybe practicable if the Buyer fails to deliver the calculation of the average fob price for urea when due, in which case Buyer shall pay interest at the BB Rate plus two percent (2%) from the date the additional charge would have become due (if Buyer delivered the average fob price calculation on time) until the date the charge is paid.

3.               For purposes of calculating adjustments and averages in respect of average coalbed methane market prices during the fifteenth Contract Year, it is agreed that:

(a)          Seller shall utilize (i) the prices set forth each week/Month during the fifteenth Contract Year for spot prices for the Bowen Surat Basin area of Queensland delivered to pipeline as published in a recognized publication utilized by the gas pipeline industry to establish spot price quotes in the Bowen Surat Basin area of Queensland, which is reasonably acceptable to Seller and Buyer or (ii) prices for sales of coalbed methane gas in the Bowen Surat Basin area of Queensland during that period which are comparable in availability to market, quality, quantity and time of sale of Delivered Gas (as compiled by Seller utilizing reasonable commercial endeavours from gas pipeline industry sources in Queensland, Australia which are reasonably acceptable to Buyer) if a recognized publication does not then exist;

(b)         Seller shall provide Buyer its calculation (and supporting materials reasonably acceptable to Buyer) for the average market price of coalbed methane gas during the fifteenth Contract Year upon request; and

(c)          Seller shall charge, and Buyer shall pay, the Floor Price (as adjusted pursuant to Subclause 1 (e) for all Delivered Gas beginning with the sixteenth Contract Year.

4.               Adjustments to the Gas Price pursuant to Subclauses 1 (a), (b), (d) and (e) shall be cumulative.

5.               Either Party, at its own expense, shall have the right to examine, copy and audit all of the books and records of the other Party related to the calculation of the average fob price of urea, or the average market price of coalbed methane, which are provided by the other Party for purposes of adjusting the Gas Price pursuant to this Annexure, as follows:

(a)          each Party shall have the right to audit and copy the books and records of the other Party after delivering written notice not less than fifteen (15) Business Days in advance of the date of the proposed audit;

(b)         all examinations and audits shall be conducted at the office of the Party being audited on one or more consecutive Business Days, during normal business hours. The Party being audited shall provide access to personnel and relevant records, as may be reasonable or necessary to assist the auditing Party’s examiner or auditors to complete the examination or audit as expeditiously as possible;

(c)          to the extent that the auditing Party should take exception to any portion of the other Party’s relevant books and records, the auditing Party shall provide the other Party with a written report summarizing reasons for the exceptions taken. The audit report must be delivered no later than thirty (30) days following the completion of the examination or audit. The other Party shall have fifteen (15) days from receipt of the report in which to prepare and submit a written response to the exceptions taken by the auditing Party. If, after reviewing the other Party’s response, any disagreements remain, the Parties’ designated representatives shall meet for the purposes of resolving those disputes. If, after meeting to discuss the remaining disputes, the representatives are not able to reach a compromise reasonably acceptable to each, either Party may request the initiation of arbitration pursuant to this Agreement; and

(d)         the notices from either Party of an audit shall designate the agent or employee assigned to conduct the examination or audit on their behalf. The auditing Party shall cause the designated employee to work diligently to complete the examination or audit in a reasonable and prudent manner.